Exhibit 5.1

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM P.O. Box 2888 3000 CW ROTTERDAM
OFFICE ADDRESS	Parnassusweg 300 1081 LC AMSTERDAM Blaak 31 3011 GA ROTTERDAM The Netherlands
INTERNET	www.loyensloeff.com

To:

JBS B.V.

Stroombaan 16, 5th floor

1181 VX Amstelveen

The Netherlands

RE	Dutch law legal opinion – Project Bonds
REFERENCE	50725957
DATE	● 2023

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company. We render this opinion regarding the registration of the Class A Common Shares and Class B Common Shares in accordance with the Registration Statement.

2	DEFINITIONS

In this opinion letter:

Company means JBS B.V., registered with the Trade Register under number 76063305.

Class A Common Shares means class A common shares in the capital of the Company, with a nominal value of EUR 0.01 each.

Class B Common Shares means class B common shares in the capital of the Company, with a nominal value of EUR 0.10 each.

Conversion means a conversion of Registered Class A Common Shares into Class B Common Shares and the payment of the nominal value of the Class B Common Shares pursuant to a Conversion Resolution, such in accordance with the New Articles.

Conversion Resolution means a resolution by the board of directors of the Company to convert one or more Class A Common Shares into Class B Common Shares, such in accordance with the New Articles, in the form as attached as Annex I to this opinion letter.

Converted Class B Common Shares means the Class B Common Shares resulting from a Conversion, up to a maximum of 567,493,236 Class B Common Shares.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions may be consulted via www.loyensloeff.com. The conditions were also deposited at the Trade Register of the Chamber of Commerce under number 24370566.
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Registered Class A Common Shares means the 567,493,236 class A common shares in the capital of the Company numbered A-1 up to and including A-567,493,236.

Registration Statement means the draft registration statement on Form F-4 (File No: 333-273211) (excluding any documents incorporated by reference therein or any exhibits thereto), initially filed with the SEC on 12 July 2023, relating to the Class A Common Shares and Class B Common Shares.

Reviewed Documents means the documents listed in paragraph 3.1 of this opinion letter.

SEC means the U.S. Securities and Exchange Commission.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the Registration Statement and the following documents:

(a)	an excerpt of the registration of the Company in the Trade Register dated ● 2023 (the Excerpt);

(b)	the deed of incorporation of the Company dated 9 October 2019;

(c)	the deed of amendment of the articles of association of the Company dated 3 February 2020;

(d)	the deed of amendment of the articles of association of the Company dated 17 November 2022, including the articles of association (statuten) of the Company (the Articles);

(e)

the resolution of the general meeting of the Company dated 15 February 2023 (the Shareholder’s Resolution), including, inter alia, the resolution to (i) issue, inter alia, the Registered Class A Common Shares and (ii) exclude the pre-emptive rights with respect to such issuance of shares;

(f)	the deed of issuance dated 20 February 2023 (the Deed of Issuance), providing for the issuance of, inter alia, the Registered Class A Common Shares;

(g)

the draft resolution of the general meeting of the Company (the Draft Shareholder’s Resolution), including, inter alia, the resolution to (i) convert the Company into a public limited liability company under Dutch law (naamloze vennootschap) and (ii) amend and completely re-adopt the articles of association of the Company, as attached as Annex II to this opinion letter;

(h)

the draft deed of conversion and amendment of the Company’s articles of association pursuant to which the Company will be converted into a Dutch law public company with limited liability (naamloze vennootschap), as attached as Annex III to this opinion

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letter (the Deed of Conversion), including the articles of association of the Company as these will read as from the execution of the Deed of Conversion (New Articles); and

(i)	the shareholders’ register (aandeelhoudersregister) of the Company (the Shareholders’ Register).

3.2	We have undertaken the following checks (the Checks) at the date of this opinion letter:

(a)	an inquiry at the Trade Register, confirming that no relevant changes were registered compared to the contents of the Excerpt;

(b)

an inquiry at the Central Insolvency Register (Centraal Insolventieregister) confirming that the Company is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register; and

(c)

an inquiry at EUR-Lex relating to the list referred to in article 2 (3) of Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, confirming that the Company is not listed on such annexes.

3.3

We have not reviewed any documents incorporated by reference or referred to in the Reviewed Documents (unless included as a Reviewed Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1

We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2

Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Reviewed Documents and on any representations, warranties or other information included in the Reviewed Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3

In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

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4.4	Any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5

This opinion letter is issued by Loyens & Loeff N.V. and any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 1 (Assumptions) and the qualifications set out in Schedule 2 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law and, upon due execution of the Deed of Conversion, shall be validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	Issued share capital

5.2.1	The Registered Class A Common Shares have been duly authorised and validly issued, and are fully paid and non-assessable.

5.2.2

Upon the occurrence of a Conversion pursuant to a duly executed Conversion Resolution, the Converted Class B Common Shares will have been duly authorised and validly issued, and will be fully paid, validly outstanding and non-assessable.

5.3	No Insolvency

Based solely on the Excerpt and the Checks, the Company has not been granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) or subjected to a public composition proceeding (openbaar onderhands akkoord) by a Dutch court.

6	ADDRESSEES

6.1

This opinion is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration.

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6.2

We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the reference to Loyens & Loeff N.V. in the Registration Statement under the heading ‘Legal Matters’. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,
Loyens & Loeff N.V.

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Schedule 1

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1

All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies are complete and conform to the originals.

1.2

The information recorded in the Excerpt is true, accurate and complete on the date of the Shareholder’s Resolution and this opinion letter and will be true, accurate and complete on the date of the execution of the Draft Shareholder’s Resolution (although not constituting conclusive evidence thereof, this assumption is supported by the Checks).

1.3	The information recorded in the Shareholders’ Register is true, accurate and complete on the date of this opinion letter.

1.4

Any Conversion Resolution will be adopted by the board of directors of the Company in the form of the draft attached to this opinion letter as Annex I and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.5

The Draft Shareholder’s Resolution will be adopted by the general meeting of the Company in the form of the draft attached to this opinion letter as Annex II and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.6

The Deed of Conversion will be executed in the form of the draft attached to this opinion letter as Annex III and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

2	Incorporation, existence and corporate power

2.1

The Articles are the articles of association (statuten) of the Company in force on the date of the Shareholder’s Resolution and this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt) and will be the articles of association (statuten) of the Company in force on the date of the execution of the Draft Shareholder’s Resolution and the date the Deed of Conversion is executed.

2.2

The New Articles as included in the Deed of Conversion in the form of the draft attached to this opinion letter as Annex III will be the articles of association (statuten) of the Company in force on the date of any Conversion Resolution.

2.3

The Company has not been dissolved, merged involving the Company as disappearing entity, demerged, converted, subjected to an intervention, recovery or resolution measure, subjected to any other insolvency proceedings listed in Annex A of Regulation (EU) 2015/848 on insolvency proceedings (recast) other than the insolvency proceedings listed

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in Annex A under the heading “NEDERLAND”, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001, listed in Annex I to Council Regulation (EC) No 881/2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 relating to measures to combat terrorism (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpts and the Checks).

3	Corporate authorisations

3.1

The Shareholder’s Resolution (a) correctly reflects the resolutions made by the general meeting of the Company in respect of the transactions contemplated by the Deed of Issuance, (b) has been made with due observance of the articles of association (statuten) of the Company and any applicable regulations in effect on the date of the Shareholder’s Resolution and (c) will remain in full force and effect without modification.

3.2

The Draft Shareholder’s Resolution (a) correctly reflects the resolutions to be made by the general meeting of the Company in respect of the transactions contemplated by the Deed of Conversion, (b) will be made with due observance of the Articles and any applicable regulations in effect on the date of the Draft Shareholder’s Resolution and (c) will remain in full force and effect without modification.

3.3

Each Conversion Resolution (a) correctly reflects the resolutions to be made by the board of directors of the Company in respect of a Conversion, (b) will be made with due observance of the New Articles and any applicable regulations in effect on the date of such Conversion Resolution and (c) will remain in full force and effect without modification.

3.4

The Company has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Deeds of Issuance.

4	Other Parties

4.1	Each of the parties to which the Registered Class A Common Shares have been issued, is validly existing under the laws by which it is purported to be governed on the date of the Deed of Issuance.

4.2

Each party to the Deed of Issuance, other than the Company, has all requisite power and capacity (corporate and otherwise) to execute, and to perform its obligations under the Deed of Issuance and the Deed of Issuance has been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

4.3

Each holder of Registered Class A Common Shares will be validly existing under the laws by which it is purported to be governed on the date of a Conversion of such holder’s Registered Class A Common Shares.

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5	Share capital

5.1	All steps for payment in respect of the Registered Class A Common Shares have been fulfilled.

5.2

The Registered Class A Common Shares are held by the Company or a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code and the Registered Class A Common Shares have not been cancelled (ingetrokken), reduced (afgestempeld), split, or combined.

5.3	The Registered Class A Common Shares have been duly accepted by the subscriber thereof.

5.4	At the time of a Conversion, the authorised share capital of the Company allows for the Converted Class B Common Shares.

5.5	At the time of a Conversion, the respective Registered Class A Common Shares have not been repurchased (ingekocht), cancelled, reduced, split, or combined.

5.6

At the time of a Conversion, the balance of the Company’s general share premium reserve allows for the difference in nominal value between the Class A Common Shares to be converted and the Converted Class B Common Shares to be paid up at the charge of such reserve.

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Schedule 2

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Incorporation, existence and corporate power

2.1

The information obtained from the online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventieregister) does not provide conclusive evidence that the Company has not been granted a suspension of payments or declared bankrupt by a Dutch court nor does it provide any information regarding any other insolvency proceedings. Under the Dutch Bankruptcy Act (Faillissementswet) the declaration of a bankruptcy is effected by a court order, with effect from and including the day on which the bankruptcy order is issued. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. We have made an online inquiry of the Central Insolvency Register, however, this does not constitute conclusive evidence that the Company is not declared bankrupt, as a proper registration of a bankruptcy order is not a condition for the bankruptcy order to be effective.

2.2

Any dissolution, merger, demerger or conversion involving the Company must be notified to the Trade Register. However, it cannot be assured that such notification has actually been made and therefore the Excerpt does not constitute conclusive evidence that the Company is not dissolved, merged, demerged or converted as a notification to the trade register is not a condition for a dissolution, merger, demerger or conversion to be effective.

3	Accuracy of information

3.1

The Excerpt does not provide conclusive evidence that the facts set out therein are correct and complete. However, subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware thereof.

3.2

The Shareholders’ Register does not provide conclusive evidence that the facts set out therein are correct and complete However, the management board of a Dutch private or public limited liability company is obliged to regularly update the shareholders’ register.

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4	Non-assessable

The term “non-assessable” as used in this opinion letter means that a holder of a share in the capital of the Company will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such share.

5	Conversion

As to the New Articles, it should be noted that the Dutch Civil Code is silent on the conversion of shares of a certain class in a Dutch company into shares of another class pursuant to a mechanism in the articles of association of such company. The prevailing view in legal doctrine, however, is that such conversion is possible.

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Annex I – Conversion Resolution

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Annex II – Draft Shareholder’s Resolution

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Annex III – Deed of Conversion

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